EXHIBIT 99.1

Capstone Therapeutics Announces That Its Joint Venture, LipimetiX Development, Inc., Has Closed a Series B-1 Preferred Stock Offering

TEMPE, Ariz., Aug. 25, 2016 (GLOBE NEWSWIRE) -- Capstone Therapeutics Corp. (OTCQB:CAPS) (“the Company”) and LipimetiX Development, Inc., the Company’s drug development joint venture (“JV”) announced today that the JV’s Series B-1 preferred stock offering totaling $1,012,000 closed on August 25, 2016. Individual accredited investors and management participated in the financing.   Evolution Venture Partners, a NY-based investment bank, has been engaged to advise the JV on corporate finance matters.

This closing of the Series B-1 preferred stock offering resulted in the issuance of 94,537 shares of preferred stock, convertible to an equal number of the JV’s common shares at the election of the holders, and warrants to purchase an additional 33,088 shares of JV Series B-1 preferred stock, at an exercise price of $10.70 per share. The preferred stock issued at closing represents 7.8% of the post-closing common stock of the JV, on an as-converted basis and suggests an approximate $13.7 million post-money valuation. Following this Series B-1 closing, Capstone owns 59.3% of the JV.

Dennis I. Goldberg, President of LipimetiX Development, Inc. stated, “We appreciate the confidence shown by this investor group in allowing us to advance the development of AEM-28-14.  This molecule has shown profound and rapid reduction of both cholesterol and triglycerides in multiple validated preclinical models.  In addition, the molecule continues to be evaluated under material transfer agreement by pharma, lending credibility to our program and to our efforts to finance further development.”   The JV’s development goals are to conduct Phase 1a, 1b, and 2a human clinical trials with AEM-28-14 (and/or analogs) to show an acceptable safety profile and efficacy signals in indications involving hypercholesterolemia and hypertriglyceridemia.

Raising additional funds in the JV may or may not occur, and additional funds raised, if any, may not be sufficient for the JV to reach its development goals or create shareholder value, and may also contain terms or conditions that could significantly impact the Company’s investment value or ownership position.

Chimeric Apolipoprotein E Mimetic Peptides

Apolipoprotein E (Apo E) is in a class of protein that occurs throughout the body.  Apo E is essential for the normal metabolism of cholesterol and triglycerides.  After a meal, the postprandial (or post-meal) lipid load is packaged in lipoproteins and secreted into the blood stream.  Apo E targets cholesterol and triglyceride-rich lipoproteins to specific receptors in the liver, decreasing the levels in the blood.  Defective metabolism of triglyceride-rich lipoprotein remnants plays an important role in the development of adult onset diabetes mellitus (Type 2 diabetes), and diabetics are particularly vulnerable to diseases of the coronary, cerebral and peripheral arteries, and to microvascular disease in the kidneys.  This can cause heart attack, stroke, loss of limbs and kidney failure, the most common causes of morbidity and mortality in diabetics.

The University of Alabama at Birmingham (“UAB”) scientists patented the first chimeric Apo E mimetic peptide in 1999, reducing the 299 amino acid native Apo E into a 28 amino acid, dual domain peptide that can be delivered therapeutically.  One domain inserts into a lipoprotein surface and the second domain binds to the Apo E receptors in the liver.  In 2010, our JV’s founding scientist, Dr. Dennis Goldberg, obtained worldwide right to patents for Apo E mimetic peptides from the UAB Research Foundation (“UABRF”).  The JV has an Exclusive License Agreement with the University of Alabama at Birmingham Research Foundation for AEM-28 and its analogs.

The JV has continued research in to a new generation of chimeric Apo E peptides and has discovered AEM-28-14, resulting in a provisional patent filing in 2015.  AEM-28-14 was found to be more potent (as tested in multiple animal models) than the parent molecule, AEM-28.  Currently the JV intends to concentrate its development efforts on AEM-28-14.

Subject to continued favorable study results and funding availability, the JV may pursue regulatory approval of AEM-28-14 as treatment for Homozygous Familial Hypercholesterolemia and other orphan indications in hypertriglyceridemia.  The JV may, in the future, possibly explore additional indications for its family of Apo E mimetic peptides including Acute Coronary Syndrome, Peripheral Artery Disease and other vascular complications associated with Type 2 Diabetes.

About Capstone Therapeutics

Capstone Therapeutics is a biotechnology company committed to developing novel therapeutic peptides aimed at helping patients with under-served medical conditions.  The Company is focused on development and commercialization of Chimeric Apo E Mimetic Peptides through the LipimetiX Development, Inc. joint venture and currently owns 59.3% of the joint venture.

Capstone’s corporate headquarters are in Tempe, Arizona.  For more information, please visit the Company's website:  www.capstonethx.com.  For more information on LipimetiX Development, please visit the JV’s website:  www.lipimetix.com.

Statements in this press release or otherwise attributable to Capstone regarding our business that are not historical facts are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted results.  These risks include the factors discussed in our Form 10-K for the fiscal year ended December 31, 2015, and other documents we file with the U.S. Securities and Exchange Commission.

Editor’s Note:  This press release is also available under the Investors section of the Company’s website at www.capstonethx.com.

FOR FURTHER INFORMATION:
Investor Relations
(602) 286-5250
investorinquiries@capstonethx.com